Exhibit 10(j)

AMENDMENT NUMBER ONE

TO THE UNITED RENTALS, INC.

ANNUAL INCENTIVE COMPENSATION PLAN,

AS AMENDED AND RESTATED,

EFFECTIVE DECEMBER 16, 2008

WHEREAS, United Rentals, Inc. (the “Company”) has established the United Rentals, Inc. Annual Incentive Compensation Plan, as amended and restated, effective December 16, 2008 (the “Plan”);

WHEREAS, the Board of Directors of the Company has the authority under Section 9.2 of the Plan to amend the Plan; and

WHEREAS, the Board desires to amend the Plan to clarify certain payment terms for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to correct certain provisions in accordance with IRS Notice 2010-6.

NOW, THEREFORE, pursuant to the power of amendment set forth in the Plan, the Plan is hereby amended as follows, effective on and after January 1, 2005:

1. The second sentence of Section 7.2 of the Plan is hereby amended to read as follows:

“Any election to defer shall be made prior to the end of the calendar year preceding the calendar year in which the Performance Period begins; provided that, to the extent permitted under Treasury Regulation section 1.409A-2(a)(7), for the year in which an executive of the Company first becomes eligible to participate in the Plan, such election to defer must be made by a Participant not later than 30 days following the date he or she is selected by the Committee to participate in the Plan.”

2. Section 8.3 of the Plan is hereby amended to add the following phrase to the end thereof:

“or, if earlier, the date of the Participant’s death.”

3. The Plan is hereby amended by adding a new Section 10.11 to read as follows:

“If for any reason, such as imprecision in drafting, any provision of the Plan does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by the Committee in a manner consistent with such intent. To the extent that the right to any payment under the Plan provides for deferred compensation within the meaning of Code Section 409A that is not exempt from Code Section 409A as a short-term deferral (or otherwise), a termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for any payment upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” Each payment made under the Plan shall be designated as a “separate payment” within the meaning of Code Section 409A.”

4. Except as hereinabove amended and modified, the Plan shall remain in full force and effect.